Exhibit 5.1

9 January 2018

Matter No. 709918

Doc Ref:12815518

PagSeguro Digital Ltd.

Av. Brigadeiro Faria Lima, 1384

4º andar, parte A

São Paulo, SP, 01451-001

Brazil

Dear Sirs,

Re: PagSeguro Digital Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on 26 December 2017 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of up to 92,105,263 of the Company’s Class A common shares (the “Shares”), of which up to 43,289,474 are being offered by the Company and up to 48,815,789 (the “Issued Shares”) are being offered by Universo Online S.A. (the “Selling Shareholder”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed (i) the memorandum of association and the articles of association of the Company adopted on 19 July 2017 and which were in effect immediately prior to the effectiveness of the Amended M&A (as defined below); (ii) the amended and restated memorandum and articles of association of the Company adopted by shareholder resolution dated 4 January 2018 (the “Amended M&A”); (iii) written resolutions of the Company’s directors dated 18 December 2017, 4 January 2018 and 8 January 2018 and written resolutions of its sole shareholder dated 18 December 2017, 4 January 2018 and 8 January 2018 (together, the “Resolutions”); (iv) a draft of an underwriting agreement in the form filed as Exhibit 1.1 to the Registration Statement to be made by and among the Company, the underwriters referred to therein and the Selling Shareholder (the “Underwriting Agreement”); (v) a copy of the register of members of the Company certified by the secretary of the Company on 5 January 2018; (vi) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 4 January 2018 (the “Certificate Date”); and (vii) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form (including the Underwriting Agreement), it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, other than those dealing with matters of Cayman Islands law; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, in compliance with the Company’s memorandum and articles of association in effect at the time and remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; and (f) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be at least equal to the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Company and the Issued Shares by the Selling Shareholder and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	The Shares have been duly authorized and, when the Shares have been issued and delivered by the Company, recorded in the register of members of the Company and paid for as described in the Registration Statement and the Underwriting Agreement, the Shares will be legally issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	When transferred by the Selling Shareholder, the transfer thereof recorded in the register of members of the Company and paid for as described in the Registration Statement and the Underwriting Agreement the Issued Shares (which shares are presently Class B common shares and, prior to the Closing Date (as defined in the Underwriting Agreement) are to be converted into Class A common shares by the Selling Shareholder in accordance with the Amended M&A) will remain legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Validity of Securities” and “Enforceability of Civil Liabilities” and elsewhere in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman